Exhibit 10.17
NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT dated as of May 13, 2012 (the “Agreement”) is made and entered into by and between Park Sterling Corporation, a North Carolina corporation (the “Corporation”), and Kim S. Price (the “Executive”), President and Chief Executive Officer of Citizens South Banking Corporation, a Delaware corporation.  Citizens South Banking Corporation and its wholly owned subsidiary Citizens South Bank are collectively referred to as “Citizens South.”

RECITALS

WHEREAS, concurrently herewith, the Corporation and Citizens South are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Citizens South will be merged with and into the Corporation, with the Corporation continuing as the surviving company (the “Merger”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Executive has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Consideration.  In exchange for the sum of $1,500,000, with $775,000 payable by the Corporation or its wholly owned subsidiary Park Sterling Bank (the “Bank”) to Executive on the Closing Date (as such term is defined in the Merger Agreement) and $725,000 payable on the first anniversary of the Closing Date, Executive agrees that, for the longer of three years from the date of consummation of the Merger or the Consulting Period (as such term is defined in the consulting agreement relating to Executive’s post-merger consulting services of even date herewith) (the “Non-Compete Period”), Executive agrees to be bound by and to comply with the restrictions in this Agreement in order to protect the Corporation and the Bank (collectively,  “Park Sterling”).

2.             Noncompetition.

(a)            During the Non-Compete Period, Executive shall not: (i) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (ii) assist any entity or person to engage in Competitive Activity within the Prohibited Territory, whether as a founder, investor, operator, owner, member, manager, officer, director, consultant, employee, agent, or otherwise.

(b)            “Competitive Activity” means competing against Park Sterling by: (i) engaging in any aspect of the Business (as defined below); and/or (ii) engaging in work for a competitor of Park Sterling that is the same as or substantially similar to the work Executive performed on behalf of Citizens South at any time during the 12 months prior to the Closing Date.  Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not constitute by itself Competitive Activity.

(c)            The “Business” means: (i) the business engaged in by Citizens South as of the Closing Date; and (ii) the business engaged in by Park Sterling as of the Closing Date.  Executive agrees that both Citizens South and Park Sterling, as of the Closing Date, offer business banking, personal banking, loan, mortgage, and wealth management services and products.

(d)            “Prohibited Territory” means: (i) the area within a 25 mile radius from each office maintained by Citizens South as of the Closing Date; and (ii) the area within a 25 mile radius from each office maintained by Park Sterling as of the Closing Date. Executive acknowledges and agrees that Executive has assisted Citizens South to engage in its business within the territory described in subsection (i) and will assist Park Sterling to engage in its business within the territory described in subsection (ii) such that this territory is necessary and reasonable for the covenants in this Section, especially in light of the consideration being provided to Executive under this Agreement.

3.             Noninterference.

(a)            During the Non-Compete Period, Executive shall not: (i) solicit, encourage, cause or attempt to cause any Restricted Customer (as defined below) to purchase any services or products from any business other than Park Sterling that are competitive with or a substitute for the services or products offered by Park Sterling; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a substitute for Park Sterling’s services or products; (iii) solicit, encourage, cause or attempt to cause any supplier of goods or services to Park Sterling not to do business with or to reduce any part of its business with Park Sterling or to do business with any of Park Sterling’s competitors; or (iv) make any disparaging remarks about Park Sterling or its business, services, affiliates, officers, managers, directors or management employees, whether in writing, verbally, or on any online forum (but excluding communications solely with family members).

(b)            “Restricted Customer” means: (i) any customer of Citizens South as of the Closing Date; (ii) any customer of Citizens South with whom Executive had any material communications at any time during the 12 months prior to the Closing Date; (iii) any customer of Citizens South about whom Executive obtained any confidential information at any time during the 12 months prior to the Closing Date; and (iv) any customer of Park Sterling with whom Executive has material contact or about whom Executive receives confidential information, in either case in the course of being a consultant for Park Sterling.

4.             Non-Raiding.  During the Non-Compete Period, Executive shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by Park Sterling; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with Park Sterling; and/or (iii) hire or engage any person who was employed by First Citizens as of the Closing Date until 24 months after such person’s employment with Park Sterling has ended.

5.             Death or Disability. In the event of the Executive’s death or disability (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) prior to the first anniversary of the Closing Date, you or your estate, as applicable, will receive the remaining noncompetition payment ($725,000), payable in a lump sum within one month of the date of such death or disability.

6.             Ancillary Agreement; Remedies.  Executive agrees and acknowledges that (i)  this Agreement is ancillary to the Merger Agreement, (ii)  the provisions hereof are reasonable and necessary for the protection of Park Sterling from and after the Effective Time, including protection from the use or misuse of the trade secrets, client and customers lists and established customer relationships of Citizens South and Park Sterling, (iii)  the breach of this Agreement by Executive will result in irreparable harm to Park Sterling, (iv)  no adequate remedy at law is available to Park Sterling  for the breach by him of the provisions of this Agreement, and (v)  Park Sterling  shall be entitled to specific enforcement, and injunctive relief for any breach or threatened breach of this Agreement without the necessity of proving actual monetary loss and without bond or other security being required.

7.             Miscellaneous.

(a)            Assignability.  This Agreement may not be assigned by Executive.  The Corporation shall have the right to assign or transfer this Agreement to any affiliated entity or any successor to all or substantially all of its business, and Executive irrevocably consents to any such assignment or transfer.

(b)            Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(c)            Entire Agreement; Amendment.  This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(d)            Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of North Carolina, without regard to conflict-of-laws provisions.  The parties hereby submit to the jurisdiction and venue of the courts in Mecklenburg County, North Carolina for all actions related to this Agreement.  Any legal or equitable action related to this Agreement or any related agreements may only be brought in the courts within Mecklenburg County, North Carolina and, in any such action, the parties irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law.

(e)            Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(f)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given:    (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Park Sterling:                Park Sterling Corporation
Attn: Chief Executive Officer
1043 E. Morehead Street, Suite 201
Charlotte, North Carolina 28204

If to Executive:      At the most recent address listed in Park Sterling’s records.

(g)            Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then the parties request that the court modify such provision by “blue-penciling” and enforce the provision as so modified, and such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision.

(h)            Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(i)             Construction.  This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(j)             No Waiver.  The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(k)            WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(l)             This Agreement shall be effective as of the date first written above.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed of the date first written above.

PARK STERLING CORPORATION

/s/ JAMES C. CHERRY
James C. Cherry,
Chief Executive Officer

/s/ KIM S. PRICE
Kim S. Price